Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2012 – 2nd QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:            Thomas R. Rosazza, President/CEO        (540) 778-2294

Stanley, VA, July 26, 2012 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI) parent company of Pioneer Bank, reported net earnings of $1.1 million for the six month period ending June 30, 2012, as compared to $623,000 for the same period last year. Total earnings per share for the period ended June 30, 2012 were $1.05 compared to $0.60 for the same period in 2011, which represents an increase of 75.00%.

The Company had asset growth of approximately $4.5 million and deposit growth of $3.3 million during the six month period ending June 30, 2012. The Company’s loan portfolio has increased approximately $2.0 million or 1.47% during the first half of 2012. The Company’s capital position as of June 30, 2012 was $21.3 million, or 12.4% as a percentage of total assets.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares Inc. is a one bank holding company located in Page County Virginia. The Company owns and operates Pioneer Bank with six banking locations. The main office is located in Stanley, with other branch offices located in Shenandoah, Luray, Harrisonburg, Stanardsville and Charlottesville, all in Virginia. The Bank also has a small consumer loan finance operation known as Valley Finance Services, a Division of Pioneer Bank, which operates within the Harrisonburg branch facility.

Additional financial information for the period ending June 30, 2012 is included below.

PIONEER BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$5,988	$3,360
Interest bearing deposits in banks	9,369	6,788
Federal funds sold	800	1,200
Securities available for sale, at fair value	10,244	11,989
Restricted securities	820	891
Loans receivable, net of allowance for loan losses of $2,440 and $2,429 respectively	135,245	133,286
Premises and equipment, net	4,129	4,127
Accrued interest receivable	787	727
Other real estate owned	564	1,095
Other assets	3,751	3,784

Total Assets	$171,697	$167,247

LIABILITIES

Deposits
Noninterest bearing demand	$30,622	$29,210
Interest bearing
Demand	28,452	27,718
Savings	13,226	12,037
Time deposits over $100,000	25,659	22,601
Other time deposits	39,231	42,314

Total Deposits	137,190	133,880

Accrued expenses and other liabilities	2,192	2,304
Borrowings	11,000	10,500

Total Liabilities	150,382	146,684

STOCKHOLDERS’ EQUITY

Common stock; $.50 par value, authorized 5,000,000, outstanding 1,039,845 and 1,041,373 shares as of June 30, 2012 and December 30, 2011, respectively	520	521
Retained earnings	20,526	19,783
Accumulated other comprehensive income, net	269	259

Total Stockholders’ Equity	21,315	20,563

Total Liabilities and Stockholders’ Equity	$171,697	$167,247

PIONEER BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars, except share and per share data)

(UNAUDITED)

	Six Months Ended June 30,
	2012	2011
Interest and Dividend Income:
Loans including fees	$4,562	$4,421
Interest on securities - taxable	45	45
Interest on securities - nontaxable	55	60
Interest on deposits and federal funds sold	36	57
Dividends	42	28

Total Interest and Dividend Income	4,740	4,611

Interest Expense:
Deposits	588	697
Borrowings	42	47

Total Interest Expense	630	744

Net Interest Income	4,110	3,867
Provision for loan losses	258	732

Net interest income after provision for loan losses	3852	3,135

Noninterest Income:
Service charges and fees	477	438
Other income	104	71
Gain on securities transactions	29	109

Total Noninterest Income	610	618

Noninterest Expense:
Salaries and benefits	1,363	1,320
Occupancy expenses	231	226
Equipment expenses	147	167
Other expenses	1,115	1,130

Total Noninterest Expenses	2,856	2,843

Income before Income Taxes	1,606	910
Income Tax Expense	514	287

Net Income	$1,092	$623

Per Share Data
Net income, basic and diluted	$1.05	$0.60

Dividends	$0.30	$0.30

Weighted Average Shares Outstanding, Basic and Diluted	1,041,014	1,035,606